UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 5, 2024

SOLAREDGE TECHNOLOGIES, INC
(Exact name of registrant as specified in its charter)

Delaware	001-36894	20-5338862
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Hamada Street, Herziliya Pituach, Israel	4673335
(Address of Principal executive offices)	(Zip Code)

Registrant’s Telephone number, including area code: 972 (9) 957-6620

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SEDG	NASDAQ (Global Select Market)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ◻

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On December 4, 2024, the Board of Directors (the “Board”) of SolarEdge Technologies, Inc. (the “Company”) appointed Mr. Yehoshua (Shuki) Nir, the Company’s Chief Marketing Officer, as the Chief Executive Officer of the Company (“CEO”), effective immediately (the “Effective Date”). Mr. Nir succeeds Ronen Faier, who currently serves as the Company’s interim Chief Executive Officer and who will continue as an employee in the capacity of a Special Advisor for a six-month transition period.

In addition, on December 4, 2024, Mr. Zvi Lando, the Company’s former Chief Executive Officer and a member of the Board, notified the Board of his resignation from the Board, effective immediately. The Board has appointed Mr. Nir to the Board as a Class III director to fill the vacancy created by Mr. Lando’s resignation, with an initial term expiring at the 2025 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. Mr. Lando will remain an employee as a Special Advisor through May 31, 2025.

Mr. Nir, age 55, has served as the Chief Marking Officer of the Company since June 2024. Mr. Nir has served on the board of Oddity Tech (ODD) since July 2024, on the board of Kornit Technologies (KRNT) since July 2018 and on the board of Cardo Systems Ltd. Since 2021. Prior to joining the Company Mr. Nir worked at Nir Strategic Consulting Ltd., and also served on the board of ironsource (IS) between 6/2021-11/2022.
From December 2012 to May 2016, Mr. Nir served as Senior Vice President, Corporate Marketing, and General Manager, Retail of SanDisk Corp. From March 2008 to November 2012, Mr. Nir served as Senior Vice President and General Manager, Retail of SanDisk. From November 2006 through March 2008, he served in various other sales and marketing roles as a Vice President of SanDisk. Mr. Nir also served in various sales and marketing roles as a Vice President at msystems Ltd. from February 2003 until November 2006, when it was acquired by SanDisk. Prior to that, Mr. Nir held sales and marketing positions at Destinator Ltd. and also co-founded and served as Chief Executive Officer of MindEcho, Inc. He also serves on the boards of directors of Kornit Digital Ltd. and IronSource Ltd. Mr. Nir holds an MBA, an LLB and BA in accounting from Tel Aviv University.

In connection with his appointment as CEO, Mr. Nir entered into an employment agreement, pursuant to which he will receive: (i) a base salary of $765,000, (ii) a target annual bonus of 100% of his base salary, and (iii) a promotion bonus consisting of 28,450 restricted stock units which will vest as to 25% on February 28, 2025 and quarterly thereafter for 12 quarters, and 71,123 of performance share units which will vest during a three-year performance period ending December 5, 2027 based on a minimum of two years of employment following the Grant Date and the 30-day successive average trading price of the Company’s common stock (the “30-Day Price”) as follows: (A) as to 33.3% when the 30-Day Price reaches $40 or more, (B) as to 33.3% when the 30-Day Price reaches $70 or more, and (C) as to 33.3% when the 30-Day Price reaches $100 or more. The employment agreement also provides  for a 180 day termination notice in the event of termination without cause. The Compensation Committee also already approved Mr. Nir’s 2025 annual long term incentive grant which will be granted January 2 and will consist of restricted stock units and performance share units, based on the aforementioned performance terms which will have a target value of $4.2 million.

Mr. Nir was not appointed pursuant to any arrangement or understanding with any other person. Mr. Nir does not have any family relationships with any director or executive officer of the Company, and there are no transactions where the Company is a participant and in which Mr. Nir has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K.

Retention Incentive

On December 4, 2024, the Compensation Committee of the Board approved the grant of a retention incentive award to each of Uri Bechor, Ariel Porat and Rachel Prishkolnik, which provides for the opportunity to earn a target bonus equal to 75% of the annual target bonus set forth in the executive’s employment agreement based on achievement of cash flow performance goals during the fourth quarter of 2024 and the first quarter of 2025. The retention bonuses, if earned, will be paid in May 2025, subject to each executive’s continued employment.

Item 7.01.	Regulation FD Disclosure.

On December 5, 2024, the Company issued a press release announcing the appointment of Mr. Nir as CEO and a member of the Board. A copy of the press release is attached as Exhibit 99.1 hereto.

The information being furnished pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liability of that section, and shall not be incorporated by reference into any other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated December 5, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAREDGE TECHNOLOGIES, INC.

Date: December 5, 2024	By:	/s/ Rachel Prishkolnik
	Name	Rachel Prishkolnik
	Title	VP General Counsel and Corporate Secretary